Exhibit 99.2

Orion Energy Systems, Inc

Supplemental Information

Fiscal 2012 Second Quarter and Six Months Ended September 30, 2011

November 2, 2011

On November 2, 2011, Orion Energy Systems, Inc. issued a press release announcing financial results for our fiscal 2012 second quarter and six-month period ended September 30, 2011. The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the second quarter and six months ended September 30, 2011. Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations

Revenue. Product revenue increased from $15.1 million for the fiscal 2011 second quarter to $18.7 million for the fiscal 2012 second quarter, an increase of $3.6 million, or 24%. The increase in product revenue was a result of increased sales of our high intensity fluorescent, or HIF, lighting systems and renewable energy systems. Service revenue decreased from $0.8 million for the fiscal 2011 second quarter to $0.5 million for the fiscal 2012 second quarter, a decrease of $0.3 million or 38%. The decrease in service revenues was a result of the continued percentage increase of our total revenues generated by our wholesale channels, where our services are not provided. Total revenue from renewable energy systems was $2.0 million for the fiscal 2012 second quarter compared to none for the fiscal 2011 second quarter. Product revenue increased from $30.8 million for the fiscal 2011 first half to $40.4 million for the fiscal 2012 first half, an increase of $9.6 million, or 31%. Total revenue from renewable energy systems was $7.4 million for the fiscal 2012 first half compared to $0.4 million for the fiscal 2011 first half, an increase of $7.0 million, or 1,750%.

Backlog. Total cash order backlog as of September 30, 2011 was $23.6 million, which included $16.5 million of solar photovoltaic, or PV, orders, compared to a backlog of $11.6 million as of June 30, 2011, which included $4.2 million of solar PV orders. We generally expect our non-solar backlog to be recognized as revenue in the third quarter of fiscal 2012, with the portion of backlog relating to our solar PV orders expected to be recognized during the second half of fiscal 2012. The roll-forward of cash backlog from June 30, 2011 to September 30, 2011 is as follows (in millions):

Backlog – June 30, 2011	$11.6
Q2 – Plus: Cash orders and OTA contracts at net present value of future cash flows	30.5
Q2 – Less: Revenue recognized in first half	(19.2)
Q2 – Plus: Portion of revenue recognized from PPAs in first half	0.2
Q2 – Less: Other miscellaneous	0.5

Backlog – September 30, 2011	$23.6

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $9.7 million for the fiscal 2011 second quarter to $12.1 million for the fiscal 2012 second quarter, an increase of $2.4 million, or 25%. Our cost of service revenue decreased from $0.5 million for the fiscal 2011 second quarter to $0.4 million for the fiscal 2012 second quarter, a decrease of $0.1 million, or 20%. Total gross margin was 35.4% for the fiscal 2011 second quarter and fiscal 2012 second quarters, respectively. Total cost of product revenue increased from $20.1 million for the fiscal 2011 first half to $27.1 million for the fiscal 2012 first half, an increase of $7.0 million, or 35%. Total gross margin decreased from 34.6% for the fiscal 2011 first half to 33.0% for the fiscal 2012 first half. For the fiscal 2012 first half, our gross margin declined due to a higher mix of renewable product and service revenues from our Orion Engineered Systems division. Our gross margin on renewable revenues was 14.7% during the fiscal 2012 first half. Gross margin from our HIF integrated systems revenue for the fiscal 2012 first half was 36.9%.

General and Administrative Expenses. Our general and administrative expenses decreased from $3.0 million for the fiscal 2011 second quarter to $2.7 million for the fiscal 2012 second quarter, a decrease of $0.3 million, or 10%. Our general and administrative expenses decreased from $5.9 million for the fiscal 2011 first half to $5.8 million for the fiscal 2012 first half, a decrease of $0.1 million, or 2%. The decrease was a result of reduced headcounts in management and information technologies offset by increased expenses for depreciation and software license costs for our new enterprise resource planning, or ERP, system.

Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.3 million for the fiscal 2011 second quarter to $3.7 million for the fiscal 2012 second quarter, an increase of $0.4 million, or 12%. Our sales and marketing expenses increased from $6.9 million for the fiscal 2011 first half to $7.5 million for the fiscal 2012 first half, an increase of $0.6 million, or 9%. The increase was a result of increased costs for headcount additions in our newly formed telemarketing department, higher commission expense on our increased revenue and increased depreciation for our new customer relationship management, or CRM, system.

Total sales and marketing employee headcount was 79 and 93 at September 30, 2010 and September 30, 2011, respectively.

Research and Development Expenses. Our research and development (R&D) expenses of $0.6 million for the fiscal 2012 second quarter were similar to our R&D expenses for our fiscal 2011 second quarter. Expenses incurred in the fiscal 2012 first half related to compensation costs for the development and support of our new products, depreciation expenses for lab and research equipment and sample, and testing costs related to our dynamic control devices and our light emitting diode, or LED, product initiatives.

Interest Expense. Our interest expense increased from $55,000 for the fiscal 2011 second quarter to $150,000 for the fiscal 2012 second quarter, an increase of $95,000, or 173%. Our interest expense increased from $0.1 million for the fiscal 2011 first half to $0.2 million for the fiscal 2012 first half, an increase of $0.1 million or 100%. The increase in our interest expense was due to additional financings completed during the second half of fiscal 2011 and the first half of fiscal 2012 for the purpose of financing our OTA projects.

Interest Income. Interest income increased from $153,000 for the fiscal 2011 second quarter to $214,000 for the fiscal 2012 second quarter, an increase of $61,000 or 40%. Interest income increased from $0.2 million for the fiscal 2011 first half to $0.4 million for the fiscal 2012 first half, an increase of $0.2 million, or 100%. Interest income increased due to an increase in the number and dollar amount of completed OTA contracts and the related interest income under the financing terms.

Income Taxes. Our income tax benefit decreased from a benefit of $1.7 million for the fiscal 2011 second quarter to an income tax benefit of $0.1 million for the fiscal 2012 second quarter, a decrease of $1.6 million, or 94%. Our income tax benefit decreased from a benefit of $2.5 million for the fiscal 2011 first half to an income tax benefit of $0.2 million for the fiscal 2012 first half, a decrease of $2.3 million, or 92%. Our effective income tax rate for the fiscal 2011 first half was 100.2%, compared to 40.3% for the fiscal 2012 first half. The change in effective rate was due to the conversion of our incentive stock options, or ISOs, to non-qualified stock options, or NQSOs, completed during the fourth quarter of fiscal 2011, a decrease from the prior year for non-deductible expenses and an increase in fiscal 2011 for the state valuation reserve. The conversion of our ISOs to NQSOs eliminated the volatility in our effective tax rates at lower pre-tax earnings levels and should result in an effective tax rate in the 40% range for future periods.

Statement of Cash Flows

Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.

Cash provided by operating activities for the fiscal 2012 first half was $1.9 million and consisted of net cash provided from changes in operating assets and liabilities of $0.2 million and a net loss adjusted for non-cash expense items of $1.7 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $4.0 million in total accounts receivable due to customer payments received during the quarter and a $2.6 million increase in deferred revenue due to customer deposit payments received. Cash used from changes in operating assets and liabilities included a $3.3 million increase in inventory for purchases of solar panel inventory and increases in our work-in-process and lighting fixture inventories for orders that are expected to ship during the fiscal 2012 third quarter, a $1.4 million increase in prepaid and other expenses related to deferred costs from projects still in implementation and a $2.1 million decrease in accounts payable due to vendor payments.

Cash used in operating activities for the fiscal 2011 first half was $8.6 million and consisted of net cash of $9.5 million used for changes in operating assets and liabilities offset by a net loss adjusted for non-cash expense items of $0.9 million. Cash used for changes in operating assets and liabilities consisted of an increase in accounts receivables due to the increase of our OTA program and the long-term nature of the contracts and an increase of $7.7 million for inventory purchases, including $3.8 million for purchases of wireless control inventories based upon our Phase 2 initiatives, a $1.9 million increase in solar panel inventories in anticipation of the receipt of customer purchase orders and a $3.1 million increase in ballast component inventories due to concerns over supply availability and component shortages. Cash provided by changes in operating assets and liabilities included a $1.5 million increase in accounts payable related to payment terms on inventory purchases and a $0.8 million increase in deferred revenue related to an investment tax grant received for a solar asset owned under our power purchase agreement, or PPA, finance program.

Cash Flows Related to Investing Activities. For the fiscal 2012 first half, cash used in investing activities was $2.1 million. This included a net $2.0 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments and $0.1 million for investment in patent activities.

For the fiscal 2011 first half, cash used in investing activities was $4.0 million. This included $2.0 million for capital improvements related to our information technology systems, renewable technologies, manufacturing and tooling improvements and facility investments, $1.6 million invested in equipment related to our PPA finance programs, $0.3 million for long-term investments and $0.1 million for patent investments.

Cash Flows Related to Financing Activities. For the fiscal 2012 first half, cash flows provided by financing activities were $4.2 million. This included $4.6 million in new debt borrowings to fund OTAs, $0.3 million for excess tax benefits from stock-based compensation and $0.1 million received from stock option and warrant exercises. Cash flows used in financing activities included $0.7 million for repayment of long-term debt and $0.1 million for debt closing costs.

For the fiscal 2011 first half, cash flows provided by financing activities was $2.6 million. This included $2.7 million in new debt borrowings to fund OTA and capital projects and $0.3 million received from stock option exercises. Cash flows used in financing activities included $0.3 million for repayment of long-term debt and $0.1 million for costs related to our new credit agreement.

Working Capital

Our net working capital as of September 30, 2011 was $57.9 million, consisting of $76.4 million in current assets and $18.5 million in current liabilities. Our net working capital as of March 31, 2011 was $56.9 million, consisting of $73.1 million in current assets and $16.2 million in current liabilities. Our current accounts receivables decreased from fiscal 2011 year-end by $6.0 million as a result of the collection of payments from customers. Our inventories increased from our fiscal 2011 year-end by $3.3 million due to a $1.8 million increase in solar panel inventories in anticipation of the receipt of customer purchase orders, a $0.7 million increase in our work-in process inventories for product orders to be delivered in our fiscal 2012 second quarter, a $0.1 million increase in raw materials and a $0.7 million increase in finished goods for orders expected to ship in our fiscal 2012 back half.

During fiscal 2011, we increased our inventory levels of key electronic components, specifically electronic ballasts, to avoid potential shortages and customer service issues as a result of lengthening supply lead times and product availability issues. We continue to monitor supply side concerns within the electronic component market and believe that our current inventory levels are sufficient to protect us against the risk of being unable to deliver product as specified by our customers’ requirements. Recently, we were made aware of concerns over shortages of rare earth minerals used in the production of fluorescent lamps. We have increased our purchase commitments related to these components to ensure that we will have product availability to meet customer demands. We are continually monitoring supply side concerns through conversations with our key vendors and currently believe that supply availability concerns appear to have moderated, but have not diminished to the point where we anticipate reducing safety stock to the levels that existed prior to the electrical components supply issues.

We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

Capital Spending

Capital expenditures totaled $2.0 million during the fiscal 2012 first half due to investments in information technologies and other tooling and equipment for new products, as well as cost improvements in our manufacturing facility. We expect to incur a total of $1.0 to $1.4 million in capital expenditures during the remainder of fiscal year 2012, excluding capital to support our OTA contracts. Our capital spending plans predominantly consist of further cost improvements in our manufacturing facility, improvements to our building and headquarters, new product development and investment in information technology systems. We consider the investment in our information systems critical to our long-term success and our ability to ensure a strong control environment over financial reporting and operations. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.

Liquidity and Capital Resources

We had approximately $15.6 million in cash and cash equivalents and $1.0 million in short-term investments as of September 30, 2011, compared to $11.6 million and $1.0 million at March 31, 2011. Additionally, as of September 30, 2011 we have $13.3 million of borrowing availability under our revolving credit agreement. We also have $3.2 million of availability on our recently completed OTA credit agreement which can be utilized for the sole purpose of funding customer OTA projects. During the first half of fiscal 2012, we borrowed $4.6 million to finance our OTA projects. We have now secured multiple debt sources for our OTA finance contracts and believe that our sources of OTA funding are sufficient to meet near-term OTA finance program requirements. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for at least the next 12 months, dependent upon our growth opportunities with our cash and finance customers.

Safe Harbor Statement

Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.